EXHIBIT 12

                            PSEG ENERGY HOLDINGS INC.
               Computation of Ratios of Earnings to Fixed Charges




                                               For the Six Months Ended June 30,
                                               ---------------------------------
                                                   2001                 2000
                                               -------------       -------------

Earnings as Defined in Regulation S-K (A):

Pre-tax income from Continuing
  Operations .............................          80,438              44,018
(Income)/Loss from equity investees net
  of distributions .......................         (32,415)             26,206
Fixed Charges ............................          86,458              81,374
Amortization of capitalized interest .....             159               3,411
Capitalized interest .....................         (10,262)             (8,248)
                                                  ---------            -------
Earnings .................................         124,378             146,761
                                                  =========            =======


Fixed Charges as Defined in Regulation S-K (B):

Total interest expensed and capitalized...          84,966              79,817
Interest in rental expense ...............           1,492               1,557
                                                  --------             -------
Total Fixed Charges ......................          86,458              81,374
                                                  ========             =======
Ratio of Earnings to Fixed Charges .......            1.44                1.80
                                                  ========             =======


(A) The term "earnings" shall be defined as pre-tax income from continuing operations before adjustment for minority interests or income or loss from equity investees. Add fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period, (b) amortization of capitalized interest and (c) distributed income of equity investees. From the total, subtract interest capitalized.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, and (c) an estimate of interest implicit in rentals.